Exhibit 12.1

Exelon Corporation

Ratio of Earnings to Fixed Charges

	Years Ended December 31,
	2012	2013	2014	2015	2016
Pre-tax income from continuing operations	1,798	2,773	2,486	3,330	1,989
Plus: Loss (income) from equity investees	91	(10)	20	—	—
Less: Capitalized interest	(75)	(67)	(79)	(99)	(142)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	1,814	2,696	2,427	3,231	1,847
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	1,021	1,436	1,110	1,107	1,651
Interest component of rental expense (a)	310	269	288	300	259

Total fixed charges	1,331	1,705	1,398	1,407	1,910
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	3,145	4,401	3,825	4,638	3,757
Ratio of earnings to fixed charges	2.4	2.6	2.7	3.3	2.0

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

Exelon Corporation

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Years Ended December 31,
	2012	2013	2014	2015	2016
Pre-tax income from continuing operations	1,798	2,773	2,486	3,330	1,989
Plus: Loss (income) from equity investees	91	(10)	20	—	—
Less: Capitalized interest	(75)	(67)	(79)	(99)	(142)
Preference security dividend requirements	(26)	(32)	(18)	(19)	(13)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	1,788	2,664	2,409	3,212	1,834
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	1,021	1,436	1,110	1,107	1,651
Interest component of rental expense (a)	310	269	288	300	259
Preference security dividend requirements of consolidated subsidiaries	26	32	18	19	13

Total fixed charges	1,357	1,737	1,416	1,426	1,923
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	3,145	4,401	3,825	4,638	3,757
Ratio of earnings to fixed charges and preferred stock dividends	2.3	2.5	2.7	3.3	2.0

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.